Exhibit 99.1

[BEARINGPOINT LOGO APPEARS HERE]

NEWS RELEASE

BearingPoint, Inc. Reports Fourth Quarter and Fiscal Year 2003 Results and

Announces Restatement of Financial Results for the First Three Quarters

of Fiscal Year 2003

McLean, VA, August 14, 2003—BearingPoint, Inc. (NYSE: BE), today reported gross revenue and earnings per share for the company’s fourth quarter of fiscal year 2003 of $774.8 million and $0.04, respectively. Gross revenue for the fourth quarter increased 32.9% over the fourth quarter of the prior year. Similarly, net revenue increased 35.8% to $588.8 million during the period as compared to the fourth quarter of fiscal year 2002. Net income for the fourth quarter was $8.3 million, or $0.04 per share, compared to net income of $0.4 million, or $0.00 per share, in the fourth quarter of fiscal year 2002. Included in net income for the fourth quarter of fiscal year 2002 was $23.7 million (net of tax) in impairment and workforce reduction charges.

These results were below the company’s guidance set forth in late April 2003. The reduced gross revenue and earnings per share were primarily a result of lower than expected revenue in EMEA (Europe, Middle East and Africa), resulting in some operating losses within that region. As a result, the company’s tax expense was substantially higher than expected since tax laws restrict the use of the company’s foreign subsidiary losses to offset earnings in the United States.

For the fiscal year ended June 30, 2003, the company reported net income of $41.5 million, or $0.22 per share, compared to a net loss of $26.9 million, or $0.17 loss per share, for the prior year. Included in the prior year’s results was an $80.0 million (net of tax) transitional impairment charge related to the cumulative effect of a change in accounting principle and $36.5 million (net of tax) in impairment and workforce reduction charges. For the fiscal year ended June 30, 2003, the company reported gross revenue of $3.1 billion, an increase of $782.0 million, or 33.0%, over the fiscal year ended June 30, 2002. The company also reported net revenue of $2.4 billion, an increase of 36.9% over the prior year. The growth in revenue is predominantly the result of the global initiatives and transactions completed in the first half of fiscal year 2003.

The company also reported that it would restate its financial results for the first three quarters of fiscal year 2003 due to certain acquisition related and other accounting adjustments. The acquisition related adjustments are primarily attributable to the company’s reassessment of the prior allocations to identifiable intangible goodwill and subsequent restructuring charges related to certain acquisitions during fiscal year 2003. During the company’s subsequent review of the identifiable intangibles, such as customer contracts and relationships, it was determined that they were undervalued for purposes of allocation of goodwill by approximately $20 million. Accordingly, the first three quarters of fiscal year 2003 have been restated to reflect the related additional non-cash amortization expense and the other accounting adjustments. In total, these adjustments resulted in a decrease in previously reported net income and earnings per share in the first quarter, second quarter and third quarter of fiscal year 2003 of $2.5 million, or $0.01 per share, $1.7 million, or $0.01 per share and $6.6 million, or $0.03 per share, respectively.

NEWS RELEASE

“Although the company’s fourth quarter results were disappointing due primarily to weakness in the EMEA economy and our revenue performance in that region, we are encouraged by continued positive signs of stability in certain sectors of our business including key North American industries, and our Asia Pacific and Latin American business units,” commented Rand Blazer, BearingPoint’s chairman and chief executive officer.

“During the quarter, we strengthened our balance sheet and generated free cash flow1 of nearly $130 million,” said Bob Falcone, executive vice president and chief financial officer. “While we expect the global economic environment to remain challenging, we anticipate that our cost saving initiatives and continued focus on the size of our workforce and facilities will allow us to improve our financial performance going forward.”

Quarterly Business Results

The current quarter results include the following key performance items and other information as presented in the company’s Performance Report for the fourth quarter of fiscal year 2003, located in the Investor Relations section of the company’s website at www.bearingpoint.com.

•	Gross revenue for the fourth quarter of fiscal year 2003 was $774.8 million, an increase of $191.6 million, or 32.9%, from $583.2 million in the fourth quarter of fiscal year 2002. This increase was predominantly due to the impact of the global initiatives and transaction completed in the first half of fiscal year 2003.

•	The company’s effective tax rate for the quarter increased to 59.9%. The company’s effective tax rate continues to be negatively impacted by tax laws restricting the use of a substantial portion of the company’s foreign subsidiary losses to offset earnings in the United States.

Quarterly Results by Industry Sector

•	Public Services generated gross revenue for the fourth quarter of fiscal year 2003 of $281.7 million, representing an increase of 10.8% compared to the fourth quarter of the prior year. This increase was primarily due to growth in the Federal and State and Local Services business segments.

•	Communications & Content generated gross revenue for the quarter of $75.2 million, representing a decrease of 18.5% compared to the fourth quarter of the prior year. This decrease was primarily the result of the decline in spending in the telecommunications industry and the company’s completion of several large contracts involving Section 271 testing.

•	Consumer and Industrial Markets generated gross revenue for the quarter of $77.5 million, representing a decrease of 7.5% compared to the fourth quarter of the prior year. This decrease was primarily the result of a sluggish economy and the previously reported cancellation and postponement of new work with key accounts.

•	Financial Services’ and High Technology’s gross revenue for the quarter remained relatively flat compared to the same period in the prior year.

•	International gross revenue of $242.9 million for the quarter increased nearly fivefold over the fourth quarter of the prior year. This increase was predominantly due to the impact of internal company growth initiatives and transactions completed during the first half of fiscal year 2003.

[1]	By excluding the impact of these charges in the computation of cash provided by operating activities, we have presented a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is net cash provided by operating activities. Net cash provided by operating activities during the fourth quarter of fiscal year 2003 was approximately $146 million. Purchases of property and equipment were approximately $16 million. When this amount is subtracted from net cash provided by operating activities of approximately $146 million, the result is approximately $130 million, which is free cash flow. The company believes that it is useful to investors to understand its free cash flow because it is a meaningful measurement and demonstrates the ability of the company to generate cash.

NEWS RELEASE

Fiscal Year Business Results

•	Gross revenue for the fiscal year ended June 30, 2003 was $3.1 billion, an increase of $782.0 million, or 33.0%, from $2.4 billion for the fiscal year ended June 30, 2002. This increase in gross revenue was predominantly due to the continued growth in the Public Services sector, growth in our core (pre-acquisition) business and the impact of the global initiatives and transactions completed in the first half of fiscal year 2003.

•	Our global initiatives and transactions completed in the first half of fiscal year 2003 significantly expanded our international presence and diversified our revenue base. For the fiscal year ended June 30, 2003, North America generated 70.1% of consolidated gross revenue, while EMEA, Asia Pacific and Latin America contributed 18.0%, 9.6% and 2.3%, respectively. By comparison, for the fiscal year ended June 30, 2002, North America contributed 91.9% of consolidated gross revenue, with EMEA, Asia Pacific and Latin America providing 0.7%, 5.4% and 1.9%, respectively.

•	Net income for the fiscal year ended June 30, 2003 was $41.5 million, or $0.22 per share, compared to a net loss of $26.9 million, or $0.17 loss per share for the fiscal year ended June 30, 2002. Included in the prior year’s results is the cumulative effect of a change in accounting principle of $80.0 million (net of tax) and $36.5 million (net of tax) in impairment and workforce reduction charges.

As announced in the company’s press release dated June 27, 2003, a teleconference will be held today at 8:00 a.m. EDT to discuss the results of the fourth quarter and the full year. To participate in the call, please dial (888) 889-1954, passcode: 0814; International callers should dial (773) 756-4600, passcode: 0814. A rebroadcast will be available approximately two hours after the end of the call until Friday, August 29, 2003. To access the rebroadcast, dial (800) 283-6499 and International callers should dial (402) 220-9734.

This teleconference can be accessed in a listen only mode from the company’s website at www.bearingpoint.com. Online replay, available approximately two hours after the end of the call, and all written materials associated with this call will be available until Friday, August 29, 2003.

NEWS RELEASE

About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE), is one of the world’s largest business consulting, systems integration and managed services firms serving Global 2000 companies, medium-sized businesses, government agencies and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis. Based in McLean, Va., BearingPoint has been named by Fortune as one of America’s Most Admired Companies in the computer and data services sector. For more information, visit the company’s website at www.bearingpoint.com.

This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements include, but are not limited to, statements regarding the following: whether our cost saving initiatives and restructuring actions will allow us to improve our financial performance going forward and our ability to position the company to conform to the current global economic environment. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons, including: any continuation of the global economic downturn and challenging economic conditions; the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships; the actions of our competitors; unexpected difficulties associated with the company’s global initiatives and transactions (such as the acquisition of BearingPoint GmbH), including rationalization of assets and personnel and managing or integrating the related assets, personnel or businesses; changes in spending policies or budget priorities of the U.S. Government, particularly the Department of Defense, in light of the large U.S. budget deficit; and our inability to use losses in some of our foreign subsidiaries to offset earnings in the U.S. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Form 10-Q for the quarter ended March 31, 2003.

For Media:	For Investors:
John Schneidawind	Deborah Mandeville
BearingPoint, Inc.	BearingPoint, Inc.
jschneidawind@bearingpoint.net	dmandeville@bearingpoint.net
(703) 747-5853	(508) 549-5207

NEWS RELEASE

STATEMENTS OF OPERATIONS—QUARTERLY

US dollars in thousands, except share and per share data	Three Months Ended June 30, 2003		Three Months Ended June 30, 2002
Revenue	$774,827	100.0%	$583,213	100.0%
Other Direct Contract Expenses	(186,039)	(24.0)	(149,644)	(25.7)

Net Revenue	588,788	76.0	433,569	74.3

Costs of Service
Professional Compensation	352,985	45.6	223,791	38.4
Impairment Charge	—	—	21,414	3.7
Other Costs of Service	66,458	8.6	47,928	8.2

Total Costs of Service	419,443	54.1	293,133	50.3

Gross Margin	169,345	21.9	140,436	24.1

Amortization of Purchased Intangible Assets	13,258	1.7	1,004	0.2
Selling, General & Administrative	130,658	16.9	118,646	20.3

Operating Income	25,429	3.3	20,786	3.6
Interest Income / (Expense), Net	(3,554)	(0.5)	445	0.1
Other Income / (Expense), Net	(1,224)	(0.2)	1,561	0.3

Income before Taxes	20,651	2.7	22,792	3.9
Income Tax Expense	12,369	1.6	22,388	3.8

Net Income	$8,282	1.1	$404	0.1

Earnings per Share:
Basic and Diluted	$0.04		$0.00

Common Shares Outstanding:
Weighted Average—Diluted	191,557,217		159,332,023
Period End	191,663,142		157,666,159

Performance Metrics
Utilization Rate (Total NA)	71%		71%
Efficiency Rate (Total NA)	77%		77%
Gross Billing Rate (Total NA)	$213		$226
Net Billing Rate (Total NA)	$159		$170
Days Sales Outstanding (Global)	60		55
Average Billable Headcount (Global)	13,301		7,815
Total Headcount (Period End)	15,357		9,328

NEWS RELEASE

STATEMENTS OF OPERATIONS—FISCAL YEARS

US dollars in thousands, except share and per share data	Year Ended June 30, 2003		Year Ended June 30, 2002
Revenue	$3,149,600	100.0%	$2,367,627	100.0%
Other Direct Contract Expenses	(720,303)	(22.9)	(592,634)	(25.0)

Net Revenue	2,429,297	77.1	1,774,993	75.0

Costs of Service
Professional Compensation	1,427,223	45.3	940,829	39.7
Impairment Charge	—	—	23,914	1.0
Other Costs of Service	277,552	8.8	209,398	8.8

Total Costs of Service	1,704,775	54.1	1,174,141	49.6

Gross Margin	724,522	23.0	600,852	25.4

Amortization of Purchased Intangible Assets	47,369	1.5	3,014	0.1
Selling, General & Administrative	562,515	17.9	464,806	19.6

Operating Income	114,638	3.6	133,032	5.6
Interest Income / (Expense), Net	(12,639)	(0.4)	896	0.0
Other Income / (Expense), Net	(2,677)	(0.1)	658	0.0

Income before Taxes	99,322	3.2	134,586	5.7
Income Tax Expense	57,863	1.8	81,524	3.4

Income Before Cumulative Effect of a Change in Accounting Principle	41,459	1.3	53,062	2.2
Cumulative Effect of a Change in Accounting Principle (net of tax)	—	—	79,960	3.4

Net Income (Loss)	$41,459	1.3	$(26,898)	(1.1)

Earnings per Share:
Basic and Diluted	$0.22		$(0.17)

Common Shares Outstanding:
Weighted Average—Diluted	185,654,593		158,681,535
Period End	191,663,142		157,666,159

Performance Metrics
Utilization Rate (Total NA)	67%		67%
Efficiency Rate (Total NA)	74%		75%
Gross Billing Rate (Total NA)	$217		$227
Net Billing Rate (Total NA)	$165		$171
Days Sales Outstanding (Global)	60		55
Average Billable Headcount (Global)	13,257		8,087
Total Headcount (Period End)	15,357		9,328

NEWS RELEASE

BALANCE SHEETS

US dollars in thousands	June 30, 2003	June 30, 2002
ASSETS

Current Assets:
Cash and Cash Equivalents	$106,049	$203,597
Accounts Receivable, Net	377,422	246,792
Unbilled Revenues, Net	192,146	128,883
Other Current Assets	87,317	67,941

Total Current Assets	762,934	647,213

Property and Equipment, Net	109,069	60,487
Goodwill, Net	1,022,429	87,663
Other Intangible Assets, Net	115,671	75,652
Other Assets	37,692	24,116

Total Assets	$2,047,795	$895,131

LIABILITIES AND EQUITY

Current Liabilities:
Current Portion of Notes Payable	$14,775	$1,846
Acquisition Obligation	17,566	16,653
Accounts Payable and Other Current Liabilities	493,926	264,796

Total Current Liabilities	526,267	283,295

Long Term Portion of Notes Payable	263,253	—
Other Long Term Liabilities	68,518	9,966

Total Liabilities	858,038	293,261

Total Equity	1,189,757	601,870

Total Liabilities and Equity	$2,047,795	$895,131